MDI, Inc.

J. Collier Sparks
President & CEO
MDI, Inc.
10226 San Pedro Avenue
San Antonio, Texas 78216
Work:210-582-2660
Fax:  210-582-2670

February 4, 2008

Ms. Lori Jones
4040 Broadway, Suite 103
San Antonio, TX 78209

Dear Lori:

The following describes the terms of employment for Ms. Lori Jones (the "Executive") with MDI, Inc., a Delaware corporation (the "Company").

1.            Position with the Company. Effective as of February 11, 2008, Executive shall serve as the Senior Vice President – Finance and Chief Financial Officer for the Company and shall have responsibility for all functions of the Company and its affiliates typically associated with such title, all as are mutually agreed upon by the Executive and the Company. The Executive agrees to report to, and follow the direction of, the Chief Executive Officer (“CEO”) or President of the Company. Executive agrees to devote her best efforts and all her efforts during business hours to the performance of her duties hereunder and to the furtherance of the Company's business.

2.            Base Salary. The base salary for the Executive will be $16,667 per month (the “Base Salary”), payable in accordance with the Company’s standard payment policies.

3.            Incentive Compensation. The Executive shall receive an option to acquire 400,000 shares of the Company's common stock (the “Option"). The term of this Option shall be for a period of five (5) years from the Grant Date. The shares subject to the Option shall become exercisable in the following cumulative installments, as follows: 12 ½ % shall vest on April 1, 2008 and is exercisable at any time thereafter and an additional 12 ½ % shall vest on the first day of each calendar quarter thereafter and is exercisable at any time thereafter, provided that the Company and the Executive have each signed and exchanged a stock option agreement acceptable to the Company. The Grant Date for the Option shall be the date this Agreement is fully executed and the exercise price per share shall be the closing price of the common stock on the trading day immediately preceding the Grant Date.

Executive may also receive an annual incentive bonus in such amount as determined by the CEO or President and as may be approved by the Compensation Committee of the Board, if required.

4.            Severance Compensation. The Executive shall be entitled to six (6) months of severance compensation payable in the same manner as Base Salary was paid prior to the date of termination and the continued participation during this six-months’ period in the Company's health and welfare benefit plans (on the same basis prior to the date of termination and to the extent permitted by such plans) in the event the Executive is terminated "without cause”.  For purposes of this letter, "without cause" shall mean termination by the Company of Executive's employment for any reason other than death or disability and for any reason other than any of the following:

(a)            The Executive commits any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement or commits any misdemeanor which in the sole discretion of the Company involves moral turpitude;

(b)            The Executive willfully engages in acts that she knew, or should have known in the exercise of reasonable care, would cause material harm to the Company's property, goodwill or existing business interests; provided, however, that no act on Executive's part shall be considered "willful" unless done by Executive, in the Company's sole discretion, without a good faith and reasonable belief that her actions were in the best interest of the Company;

(c)            The Executive engages in any violation of any civil law, including but not limited to harassment (sexual and/or otherwise unlawful) and RICO laws.

(d)            The Executive continues to fail to substantially perform her previously identified duties, or refuses to substantially perform her previously identified duties, thirty (30) calendar days after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Executive has failed or refused to substantially perform his duties.

(e)            A material breach of any written Company policies or procedures that are applicable to executives at Executive's level or higher within the Company, after written notice by the Company to the Executive of such violation, and in the event of a procedural breach of any written Company policies or procedures the failure by the Executive to undertake his best efforts to cure such procedural violation within a thirty (30) calendar day period where a cure within that time period is possible; provided, however, that "cause" will not exist if the policy violation would not normally be a dischargeable offense under the Company’s progressive discipline policies.

5.            Change in Control Benefits.

(a)            In the event that Executive is terminated without cause as a result of a “Change in Control” as defined below, the Executive shall be entitled to the following severance compensation:

(i)	Base Salary through the date of termination of the Executive's employment;

(ii)            an amount equal two (2) times the Executive’s Base Salary;

(iii)	an amount equal to a prorated annual incentive award for the year in which such termination occurs, based on the actual performance for such year;

(iv)	an amount equal to two (2) times the highest bonus paid to the Executive during the previous three (3) years, if any;

(v)	the balance of any annual or long-term cash incentive awards earned (but not yet paid) pursuant to the terms of the applicable programs;

(vi)	any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement;

(vii)	all equity granted to the Executive shall become fully vested and the restrictions thereon shall lapse; and

(viii)	other or additional benefits in accordance with applicable plans and programs of the Company or its affiliates.

(b)            A "Change in Control" shall be deemed to have occurred if:

(i)
any person/individual or entity, in one or more transactions or series of transactions, directly or indirectly, acquires 25% or more of the record and beneficial ownership in the voting stock of the Company; or

(ii)	individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, or

(iii)	the approval by the shareholders of the Company of any reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, or

(iv)	approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

6.            Perquisites and Expenses. In accordance with the Company’s standard policies and practices, Executive shall also be entitled to (a) three (3) weeks of vacation per annum; (b) health, life, and disability insurance benefits; (c) reimbursement for all travel and other expenses reasonably incurred by Executive on behalf of the Company in accordance with the Company’s expense reimbursement policy as it exists from time to time; and (d) such other benefits as determined in the sole discretion of the Company.

7.            General.

(a)            As a Company employee, Executive will be expected to abide by all Company rules, policies and procedures. Executive will be expected to sign and comply with the Company's standard Proprietary Information and Assignment of Inventions Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

(b)            As an employee, Executive may terminate employment at any time and for any reason whatsoever with notice to the Company. The Company requests that, in the event of resignation, Executive give the Company at least two (2) weeks notice. The Company may terminate Executive's employment at any time and for any reason whatsoever, with or without cause or advance notice subject to the provisions of paragraph 4 above.

(c )            The terms and conditions of employment set forth in this letter, including the "at will" employment arrangement described above, supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof and can only be modified by written agreement signed by Executive and an authorized officer of the Company in writing.

(d)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

If you wish to accept employment at the Company under the terms set out above, please sign and date this letter.

MDI, Inc.

/J. Collier Sparks/
By: J. Collier Sparks
Its: CEO and President

Agreed and accepted:

/Lori Jones/
Lori Jones